Exhibit 10.22

EMPLOYMENT AGREEMENT ENTERED INTO BY AND BETWEEN COMUNICACIONES NEXTEL DE MÉXICO, S.A. DE C.V. (THE “COMPANY”) AS EMPLOYER, HEREIN REPRESENTED BY ANTONIO GARZA CÁNOVAS, AND SALVADOR ÁLVAREZ VALDÉS [THE “EMPLOYEE”), ON HIS OWN RIGHT, PURSUANT TO THE FOLLOWING.

R E P R E S E N T A T I O N S

I. The Company represents that it is a business corporation duly incorporated according to the laws of Mexico, mainly engaged in rendering mobile telecommunication services to the public; that its main place of business is located at Paseo de los Tamarindos #90, Floor 24, Col. Bosques de las Lomas, Del. Cuajimalpa, C.P. 05120, Tax Id CNM980114 PI2 and Social Security Number Y54-35206-10-6.

II. The Employee represents that he is a Mexican national, of 48 years of age, married, and that his address is located at Calle de Montaña No. 161, House 4, Col. Jardines del Pedregal, Mexico, DF, with CURP AAVS651120HNELL08, Tax Id AAVS651120CK4 and Social Security Number 01926504984.

III. The Company requires the services of a person to hold the position of “President”.

IV. The Employee hereby represents to have the knowledge and experience required to render the services under the position referred to in the preceding representation

BY VIRTUE OF THE FOREGOING, the parties enter into this agreement and agree to the following:

S E C T I O N S

Section 1.    Description of Personal Services.

1.1    Position. The Employee hereby agrees to render his personal services to the Company under the position of “President” which position the Employee agrees to perform at all times with the utmost diligence and efficiency.

1.2     Description of Functions and Duties. The Employee’s main duties shall include, but not be limited to being responsible for the strategic leadership of the organization to ensure its future relevance, credibility, and viability. The Employee is responsible for establishing organizational objectives and priorities and for reviewing and evaluating the progress and work for attainment of objectives and performance goals, pursuant to the guidelines provided to him by the Company’s Shareholders Meeting. The Employee will plan, develop, organize, implement, direct and evaluate the organization's business performance. The Employee will provide technical financial advice and knowledge to others within the financial discipline, as well as provide for continual improvement of the budgeting process through education of department managers on financial issues impacting their budgets overseeing all design, marketing, promotion, delivery and quality of programs, products and services. The Employee will recommend the yearly budget for the Company’s Shareholders Meeting approval and prudently manage the organization's resources within those budget guidelines according to current laws and regulations. The Employee will effectively manage the human resources of the organization according to authorized personnel policies and procedures that fully conform to current laws and regulations. The Employee is also responsible for assuring the organization and its mission, programs, products and services are consistently presented in strong, positive image to relevant stakeholders. The Employee will participate in the development of the corporation's plans and programs as a strategic partner. The Employee will evaluate and advise on the impact of long range planning, introduction of new programs/strategies and regulatory action. The Employee will enhance and/or develop, implement and enforce policies and procedures of the organization by way of systems that will improve the overall operation and effectiveness of the corporation. The Employee will establish credibility throughout the organization as an effective developer of solutions to business challenges. In addition to the above, the Employee shall also perform any other activity connected or related to his main duties, even though said activities may be required to be performed outside of the workplace. The Employee shall be subject to the orders and instructions given by the persons appointed by the Company’s Shareholders Meeting. The Employee understands and agrees that he may be required to work together and coordinate efforts with other companies or subsidiaries or parents of the Company. The Employee acknowledges and expressly agrees, however, that he is not and will not become, under any circumstance, an Employee of any entity other than the Company, whether or not affiliated with the Company.

1.3     Additional/Other Duties. The Employee understands and agrees that above-referenced functions, duties, and responsibilities are not exhaustive, and that the Employee must comply with all other functions, duties, responsibilities, limitations, or instructions given by the Company from time to time, and/or which are derived from or related to the Employee’s job and with no additional compensation, as the salary of the Employee already includes any required compensation. The Employee acknowledges that the Company has the right to modify reasonably, at its discretion, the Employee’s functions, duties, and responsibilities, provided however such functions, duties and responsibilities are compatible with the Employee’s position.

1.4     Observance of Laws and Company’s Policies. The Employee expressly agrees to comply with all local laws of Mexico, as well as to adhere to the Company’s professional policies and procedures while on duty, including but not limited to the Company’s Code of Business Conduct and Ethics, as well as to policies and procedures related to expenses and travel, drugs and alcohol, and any other policies or procedures that the Company may establish from time to time.

1.5    Availability of Policies. The Employee expressly understands and acknowledges that all Company policies and procedures are available on the Company’s intranet site. The Employee will undertake the obligation to review these materials and to be in full compliance with all of their terms and conditions. In the event any specific policy or procedure is not available or is not displayed properly on the intranet site, the Employee understands that all such materials are available from the Employee’s Legal Representative.

Section 2.     Exclusivity of Services.

The Employee expressly agrees that he will render his services exclusively to the Company and expressly acknowledges that the only existing employment relationship is with the Company. For the duration of this Agreement, the Employee agrees that he shall not undertake, for compensation or gratuitously, directly or through third parties, be it individuals or legal entities, activities similar or analogous to those contemplated in this Agreement, or which may constitute the corporate purposes of the Company, for parties other than the Company, unless otherwise instructed by the Company. Moreover, the Employee agrees not to invest in or acquire an interest, shares and/or participation, directly or indirectly, in companies, entities, assets, enterprises, business, ventures, and/or institutions that conduct activities analogous or similar to those contemplated in this Agreement or those which constitute the corporate purposes of the Company, whether as owner, part-owner, stockholder, partner, director, officer, trustee, representative, agent, consultant or in any other capacity, on his own behalf or on behalf of any corporation, partnership or other business organization, and not to recruit, or otherwise solicit or induce a person who is an employee or consultant of the Company to terminate his or her employment with, or otherwise cease his/her relationship with, the Company.

It is expressly understood that the current positions held by the Employee on the board of directors and the current passive investment in companies that the Employee currently owns which are mentioned in Annex “A” to this Agreement.

Section 3.     Trusted Employee.

Considering the confidential nature of the work to be performed by the Employee, and that the applicable legal requirements therefore are met, both parties acknowledge and agree that the Employee is, and for all legal purposes shall be considered as a trusted employee.

Section 4.     Workplace.

Both parties agree that the place where the Employee shall provide his services will be the Company’s address in Mexico City and the Employee shall be available to travel temporarily to any other address within the Republic of Mexico, and if needed in a foreign country or in any other place requested by the Company. The Company shall be entitled to change the workplace with the Employee’s consent.

Section 5.     Work Schedule.

5.1    The Employee’s work schedule shall be forty eight (48) hours per week, to be allocated by the Employee along a five-day week from Monday to Friday, in accordance with the needs of the Company, so as to attain the greatest efficiency of the human and material resources of the Company.

5.2    The Employee hereby authorizes the Company to modify the above work schedule or the form of allocation of working hours, subject to the Company’s needs, without liability for the Company, since the Employee expressly agrees that his work schedule will be variable.

Section 6.    Compensation.

6.1    Monthly Salary. The Employee shall receive, while the Agreement is in effect, as compensation for the services rendered and the obligations assumed hereunder, a gross base salary of USD$51,923.00, which at the agreed exchange rate of $13 pesos per US$1 dollar is the amount of $675,000.00 (SIX HUNDRED SEVENTY-FIVE THOUSAND PESOS 00/100) per month. Said compensation shall be payable in accordance with Sections 6.3 and 6.4, in arrears, fortnightly (hereinafter a “Payday”). In the event that a Payday is not a business day in Mexico, then the compensation shall be paid on the preceding business day.

6.2    Exchange rate fluctuation. The parties agree that should a negative or positive variation of over 15% in the exchange rate between Mexican pesos and American dollars as published in the Official Gazette in any given quarter occur, the Employee and the Company will negotiate in good faith a possible exchange rate compensation for the quarter.

6.3    Electronic Receipts.

In order to optimize the material and human resources of the Company, and to expedite the payment of the Employee’s salaries and benefits, the Company has implemented an electronic payment control system or electronic receipts, with the following procedure, with which the Employee expressly agrees and adheres to:

•	The payroll department of the Company has enabled a server for the Employee to access his salary receipts.

•
Employee must access the server with his personal ID and password, for which the Employee is solely responsible, and should carefully review the content; if the Employee does not agree or finds an error he must give immediate notice to the Department of Human Resources.

The Employee acknowledges and agrees that the electronic signature of the receipt shall be deemed as an acknowledgment by the Employee that the compensation so received covers the work performed theretofore, without any right by the Employee to later require the payment of any benefit owed whatsoever including mandatory holidays, weekly rest days, and overtime, therefore the Employee should carefully review its contents before signing it electronically. The Employee also understands that the electronic receipts will remain in the information system of the Company and that his signature as provided through the information system’s electronic signature will constitute a full release for the Company of all salary and all other benefits to which the Employee may have had a right for the services performed up through that date, regardless of whether the receipt omits a statement to that effect.

Finally, if the Company deems it necessary and requests it, the Employee agrees to sign paper receipts periodically.

6.3    Method of Payment. The Employee expressly agrees that the Company may pay the compensation by depositing his salary and the amounts of any other payment benefits in the bank account designated by the Employee, after all applicable withholdings, taxes and reductions are made.

6.4    Currency of Payment. It is agreed and understood between the parties hereto that all payments to be made by the Company to the Employee, including all payments of compensation provided for in this agreement, will be made in Mexican pesos.

6.5    Deductions. The Employee acknowledges and agrees that the Company has the right to deduct from the Employee’s salary any sums which the Employee may owe to the Company, including without limitation, any over-payments, loans, or costs derived from losses suffered by the Company as a result of the Employee’s negligence or breach of Company’s policies and procedures or failure to return Company property provided however that the same have been notified to the Employee.

Section 7.     Weekly Rest.

The Employee shall be entitled to one weekly paid day of rest per week and an additional day of rest according to second paragraph of article 59 of the Federal Labor Law, which shall be determined by the Company according to the needs of the services by the Company, on the understanding that the compensation for such days of rest is included in the compensation contemplated in Section 6.1 above, since said compensation represents the total monthly compensation to the Employee.

Section 8.     Holidays.

For the duration of this Agreement, the Employee shall have the right to enjoy the mandatory holidays provided in the Federal Labor Law, with the salary for such holidays also included in the monthly salary set forth in Section 6.1 above, since said salary represents the total monthly compensation to the Employee.

Section 9.     Vacation.

9.1    Vacation period. For the duration of this Agreement, the Employee shall be entitled to an annual vacation period of 20 days in conformance with Article 76 of the Federal Labor Law. The salary for such period is also included within the monthly salary set forth in Section 6 above.

9.2    Vacation Premium. In addition, the Company shall pay a 70% vacation premium, calculated on the total amount of days’ base salary that the Employee is entitled to for the vacation period.

Section 10.     Overtime.

The Employee is prohibited from working overtime, except with the prior consent of, and upon written instructions from the Company. If for any reason the Employee must work more hours than those included in the work schedule contemplated in Section 5 above, the Employee shall first obtain the Company’s written instructions and consent there for; otherwise, no amount shall be paid to the Employee for any such overtime work.

Section 11.     Christmas Bonus.

On a proportional basis for the duration of this Agreement, the Employee shall enjoy a Christmas bonus equivalent to 30 days’ base salary, payable no later than the 20th day of December each year, pursuant to Article 87 of the Federal Labor Law.

Section 12.    Major Medical Expenses Insurance.

The Company may obtain with a carrier of its election a medical insurance policy in favor of the Employee and of his family.

Section 13.    Confidentiality.

13.1     The Employee understands that: (a) prior to the date hereof, he has had access to information and materials relating to the Company, and (b) after the date hereof, before, and during the course of his employment hereunder, he may have access to information and materials relating to the Company, as well as other information and materials, not generally known in the trade that the Company considers proprietary, confidential and to contain trade secrets. Such information and materials (“Confidential Information”) may include any information relating to contractual negotiations, work-in-process, strategic plans, marketing and advertising plans, pricing programs, customer lists, supplier contacts, computer programs, algorithms, systems, business or financial affairs, methods of operation, transactions, internal controls or security procedures, of either the Company, its main office, any of its affiliates, or any existing or prospective vendor or customer of the Company or any of its affiliates. Furthermore, the Employee understands that Confidential Information may be such regardless of whether such information and materials were furnished to the Employee by the Company, its parents or any of its affiliates or customers or developed in connection with or as a result of Employee’s performance of services for the Company.

13.2    The Employee agrees during the course of his employment hereunder and following termination thereof: (a) to treat all Confidential Information as strictly confidential; (b) not to disclose Confidential Information or allow it to be disclosed to anyone not having a “need to know” on behalf of the Company, and not to anyone outside of the direct employ of the Company, without the prior written consent of the Company; (c) not to use any Confidential Information except as required for the performance of the Employee’s duties for the Company; (d) not to copy any documents or media containing any Confidential Information, or remove them from the premises of the Company or premises where the Company is performing services, except as required in the performance of the Employee’s duties for the Company, in which event the Employee shall, at all times, take all reasonable measures to prevent the disclosure or non-authorized use of such Confidential Information. In the event the Employee shall copy any such documents or media as may be permitted in accordance with the foregoing, the copyright and other proprietary notices of the Company or its customers shall be faithfully reproduced in all such copies. The Employee further agrees to pre-clear with the Company any scholarly, educational or technical publications or lectures written or prepared by him during the employment period or within one year thereafter pertaining in any manner to his duties for or the research and development of the Company.

13.3    After cessation of the Employee’s employment hereunder, the Employee will promptly return to the Company any and all documents, media and other materials in tangible form containing any Confidential Information, without retaining any copies thereof whatsoever, together with any and all other property and keys of the Company, within his possession or control.

13.4    The Employee agrees to comply with all security procedures of the Company including, without limitation, those regarding computer security and passwords; not to access any computer of the Company, or of any client or vendor of the Company or any of its affiliates or its Clients, except as authorized; and not to access any such computers in any manner after the cessation of Employee’s employment hereunder. The Employee agrees to advise the Company promptly in the event he learns of any such violation or unauthorized entry by others of any unauthorized use, reproduction of, or tampering with the software, trade secrets, Confidential Information or other research and development materials or equipment, of the Company or any of its affiliates by others.

13.5    The Employee acknowledges and agrees that all business opportunities (in any way related to the then-existing or proposed business of the Company whether or not then known by the Employee) presented to the Employee during the employment period are and shall be owned by and belong exclusively to the Company, and the Employee shall: (a) promptly disclose any such business opportunity to the Company and (b) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of such business opportunity.

13.6    Both parties agree that any breach by the Employee of the terms mentioned in Sections 13.1, 13.2, 13.4, and 13.5 above shall be considered as a justified cause of termination of the employment relationship by the Company, without the Company incurring in any liability whatsoever. Additionally, it is expressly understood and agreed by the Employee, that in the event of any breach of the obligations contained in this Section, the Employee shall incur legal liability, including but not limited to the criminal liability referred to in Article 223, sections IV, V and VI, of the Industrial Property Law.

Section 14.     Incentive Programs.

14.1    The Company at its sole discretion and according to the Employee’s established goals and achievements may determine incentives to motivate the Employee by offering him certain pay premium, compensation, bonus, or incentives. In such cases, the Company at its sole discretion shall fix such premium, compensation, bonus, or incentives and shall also determine when and under what conditions the Employee shall be entitled to receive them.

14.2    The Company and/or its Shareholders Meeting assume no obligations whatsoever with respect to the above, since the granting of such incentives shall be voluntary; therefore, the Company may or may not establish the incentive programs above described. Accordingly, the Company, at its sole discretion, may or may not modify, increase or reduce, or maintain or cancel such programs, in which case the Employee shall not be entitled to any payment or compensation.

14.3 Short Term Incentive

14.3.1 Short Term Incentive 2014.

For the reminder of 2014 only, the Employee is eligible to earn up to 150% of his Annual Compensation (which includes the Employee’s base salary plus his Christmas Bonus) on a prorated basis for 2014, if he meets his bonus and performance targets for the year. Such amount is not guaranteed and is subject to goals to be determined by the Company. The bonus is paid quarterly, and the Employee will be eligible to participate for a prorated third quarter and full fourth quarter of 2014.

14.3.2 Short Term Incentive 2015.

For 2015 the Employee will be provided with an annual target bonus commiserate with other senior executives or if there is no annual bonus plan in 2015, the Employee will be entitled to participate and earn a bonus up to 100% of his Annual Compensation (base salary + Christmas Bonus). Any of these bonuses will be subject to all the following conditions:

a)	The Employee will be only eligible to participate in one of the bonus plans,

b)	No bonus is guaranteed and it depends on actual pre-established goals achievements; and

c)
The Employee must continue to be employed by the Company by December 31, 2015. Should the Employee resign or his employment be terminated before December 31, 2015 for cause according to the Federal Labor Law, the Employee will not be entitled to any partial payment for 2015 Bonus as the main condition to earn the bonus is to continue rendering services for the Company until December 31, 2015.

2015 Bonus will be paid as soon as reasonable practicable after December 31, 2015 and after all deductions and withholdings.

Section 15.     Training.

The Company agrees to train the Employee or to cause the Employee to be trained, under the Training and Teaching Plan and Programs duly recorded with the competent authorities.

Section 16.    Sign-On And Retention Bonus

With the purpose of retaining the Employee and without any implication of custom or precedent of any nature, in case the Employee continues to be employed by the Company by December 31, 2014 the Company shall make a one-time special payment to the Employee in the gross amount of pesos $2,600,000.00 as soon as administratively possible after December 31, 2014. Both parties agree that through the payment of such bonus the Company assumes no future obligation whatsoever, since the granting of said bonus is discretionary and absolutely extraordinary, not integrating the salary under any effect. Also, should the Employee resign or his employment be terminated for cause according to the Federal Labor Law before December 31, 2014, the Employee will not be entitled to any partial payment as the main condition to earn the bonus is to continue rendering services for the Company until December 31, 2014.

Section 17.    Termination Payment

In case the Employee’s employment with the Company is terminated by the Company without cause as determined by the Federal Labor Law and subject to the execution of a voluntary separation agreement and general release between both parties and to Company’s satisfaction according to article 53 section I of the Federal Labor Law, the Employee will receive the greater of:

Option 1

a)
90 (ninety) days of his Daily Total Compensation (Total Compensation for purposes of this clause is the Employee’s Base Salary plus any cash compensation actually received by the Employee during his last 12 months of service divided by 360); plus

b)	20 (twenty) days of his Daily Total Compensation; for each complete year of service

Or
Option 2

One year of the Employee’s base salary and prorated target bonus.

Under either option, should such termination occur before 12 months has elapsed from the date of hire, the Employee would also be entitled to the value of 1/3 of the restricted stock grant provided in connection with his initial hiring, which will be paid in cash and based on the closing price on the last trading day immediately prior to the date of departure, and to the sign on bonus described in Section 16 above if it has not already been paid. It is expressly agreed that these amounts are gross and subject to applicable tax withholdings. Moreover, this paragraph will be left without effect after the date of the first anniversary of the Employee’s employment with the Company.

It is agreed that any payment under this Section 17 is subject and will not be valid until the voluntary termination agreement between both parties is executed otherwise this clause will be immediately ineffective due to the fact that the condition in which it is subject to wouldn’t have materialized and the Company will be released from all obligation and/or responsibilities in respect to what is stipulated in this clause.

Section 18.     Expense Reimbursement.

The Company shall reimburse per the terms and conditions of the Expenses and Travel Policy including all transportation all costs and expenses incurred by the Employee in the performance of this Agreement. Such reimbursement shall be made based on receipts provided by the Employee.

Section 19.    Governing Law and Arbitration.

Both parties agree that, except as provided for herein, the provisions of the Mexican Labor Law shall apply, and as to any dispute arising in connection with the interpretation or enforcement of, and/or compliance with, this Agreement, the parties expressly submit to the jurisdiction and competence of the corresponding Conciliation and Arbitration Board.

Section 20.     Notices.

Any notices, consents, approvals, statements, authorizations, documents or other communications (collectively “Notices”) required or permitted to be given hereunder shall be in writing and shall be delivered personally or mailed by certified mail (postage prepaid and return receipt requested), to the parties at their respective addresses as set forth above or at such other addresses as may be given by any of them to the other in writing from time to time. It is understood and agreed that unless the Company receives written notice of any change of address, the Employee’s address mentioned above shall be the one to which all communications to the Employee shall be addressed.

Section 21.    Other Agreements.

This Agreement prevails over, and completely supersedes, any other agreement entered in the past, orally or in writing, between the Company or any of its affiliated parties or companies, for the services of the Employee.

Section 22.     Hiring Date .

The parties acknowledge that the Employee’s hiring and seniority date, for all legal purposes is July 14, 2014 regardless of the date of execution of this Agreement.

Section 23.     Prevailing Language.

This Agreement has been prepared in both English and Spanish versions. In case of conflict, the Spanish version shall prevail.

IN WITNESS WHEREOF, the parties having read and being well aware of its contents and legal force, executed this AGREEMENT in Mexico City, on the 3rd of July, 2014.

THE COMPANY
LA EMPRESA

/s/ ANTONIO GARZA CÁNOVAS
ANTONIO GARZA CÁNOVAS

THE EMPLOYEE
EL EMPLEADO

/s/ SALVADOR ÁLVAREZ VALDÉS
SALVADOR ÁLVAREZ VALDÉS

ANNEX “A” TO THE EMPLOYMENT AGREEMENT ENTERED INTO BY AND BETWEEN COMUNICACIONES NEXTEL DE MÉXICO, S.A. DE C.V. (THE “COMPANY”) AS EMPLOYER, HEREIN REPRESENTED BY ANTONIO GARZA CÁNOVAS, AND SALVADOR ÁLVAREZ VALDÉS (THE “EMPLOYEE”), ON HIS OWN RIGHT

The parties agree that the Employee is authorized to hold the current positions on the board of directors and the current passive investment and the Employee confirms that there are no other positions or investments:

BOARD POSITIONS

Member of the Board of Grupo Bafar (Company listed in the BMV, brands: Parma, Bafar, Burr, etc.) since 2003

Member of the Board of Directors - Finterra, since 2002

Member of the Board of Directors of MZ Financiera since 2011

Member of the Board of Directors of Lactoproductos La Loma

PASSIVE INVESTMENTS

4 Play Telecom, S.A. de C.V. (investment of approximately USD$50,000 in capital stock)

THE COMPANY
LA EMPRESA

/s/ ANTONIO GARZA CÁNOVAS
ANTONIO GARZA CÁNOVAS

THE EMPLOYEE
EL EMPLEADO

/s/ SALVADOR ÁLVAREZ VALDÉS
SALVADOR ÁLVAREZ VALDÉS